CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS [*], HAS BEEN OMITTED PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED BECAUSE IT IS BOTH (I) NOT MATERIAL and (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
MASTER AGREEMENT FOR
SUPPLY OF FURNACE PRODUCTS

This Master Agreement for Supply of Furnace Products (“Agreement”) is entered into as of the 30th day of September, 2020 (“Effective Date”) by and between ADA Carbon Solutions (Red River), LLC (“ADACS” or “Supplier”), and Cabot Norit Americas, Inc., a Georgia corporation (“Norit” or “Buyer”). Buyer and Supplier are also referred to herein individually as a “Party” and collectively as the “Parties.”

In consideration of the mutual covenants and premises contained herein, the Parties agree as follows:

1.Product. Supplier agrees to sell and deliver to Buyer, and Buyer agrees to purchase and accept from Supplier, certain lignite-based activated carbon products set forth on Exhibit A (“Product(s)”) on the terms set forth herein.
2.Requirements. Buyer shall purchase from Supplier and Supplier shall supply Buyer within each Contract Year during the Term (“Contract Year” and “Term” are defined in Section 12 below) the amount of Product(s) needed by Buyer to meet 100% of Buyer’s requirements of lignite-based powder activated carbon (“PAC”) and granular (greater than [*]) activated carbon (“GAC”) for customer sales in North America (the “Required Quantity”); provided, however that subject to Section 4(a) Buyer may procure up to [*] pounds of such requirements for Product(s) produced at its plant in Estevan, Saskatchewan, Canada each Contract Year. It is understood that during the first and second Contract Years Buyer’s purchases will be limited until all Products are transitioned to Buyer’s customers and Buyer has utilized existing inventories of its own products. Supplier agrees that a maximum of [*] pounds of Product shall be available to Buyer during each Contract Year for the Product grade mix in Exhibit B with future Contract Year maximums to be adjusted based on reasonable difference in yield and furnace hours (the “Maximum Annual Quantity”).
3.Additional Quantities. Each Contract Year Buyer may purchase additional quantities of Product(s) produced by Supplier and not used by Supplier for supplying its own customers or for research and development purposes (“Available Capacity”). Supplier will advise Buyer of its Available Capacity sixty days in advance of the next Contract Year. Buyer will have the first right to purchase additional quantities of Product(s) until the beginning of the next Contract Year (the “Additional Quantity”). Any such Additional Quantity requested by Buyer shall be added to Supplier’s supply obligation for next Contract Year. After the start of the Contract Year, Buyer may purchase from the Available Capacity at Supplier’s sole discretion, pending Supplier’s other commitments. Additional Quantities are amounts in excess of the Annual Target Volume (defined in Section 4(a) below), and may be in excess of the Maximum Annual Quantity. Any agreement by the Parties for the Additional Quantity shall not alter future years’ Annual Target Volume or Supplier’s Maximum Annual Quantity in future years.
4.Annual Target Volume.
The volume of Product that Supplier shall supply and Buyer shall purchase each Contract Year is the “Annual Target Volume”. For the period between the Effective Date and the end of the first two full Contract Years, the Annual Target Volume for each full Contract Year shall be equal to Buyer’s good-faith projections for such Contract Year; subject to the second sentence of Section 2. For the Third Contract Year, the Annual Target Volume shall be at least the lesser of [*] of the Supplier’s Required Quantity for the Third Contract Year or the Maximum Annual Quantity. For subsequent Contract Years, on or before [*] of each year, the Parties shall agree upon the Annual Target Volume for the upcoming Contract Year, which shall not be less than [*] nor more than [*] of the current Contract Year’s Annual Target Volume, up to the Maximum Annual Quantity, normalized for the Product mix. Provided, however,

(a)If Buyer’s good faith projected Annual Target Volume is greater than (A) [*] of the current year’s Annual Target Volume, or (B) the Maximum Annual Quantity, then the Annual Target Volume for the upcoming Contract Year shall be permitted to be up to Supplier’s Available Capacity for the Products. In the event that Supplier is unable to provide all of the additional volumes, then Buyer shall be entitled to procure its remaining requirements for Products from any source, including but not limited to its plant in Estevan, Saskatchewan, Canada.

(b)The Annual Target Volume range permissible in succeeding Contract Years as a function of the Annual Target Volume in the current Contract Year is illustrated in Exhibit C.
(c)Subject to the foregoing limitations, in each Contract Year Supplier shall supply up to [*] of the hours required to produce Annual Target Volume of each Product grade and Buyer shall purchase a minimum of [*] of the hours required to produce Annual Target Volume of each Product grade. If, during any Contract Year, Buyer’s demand for Product exceeds [*] of the hours required to produce Annual Target Volume for such Product, then Buyer shall notify Supplier and the Parties shall discuss Supplier’s ability to supply. In the event that Supplier is unable to provide all of the additional volumes from Available Capacity, then Buyer shall be entitled to procure its remaining requirements for Products from any source.
5.Price. Buyer agrees to purchase from Supplier the Product(s) at a price per pound (the “Product Price”) equal to (i) [*] of the per pound Budget Standard Cash Cost (as defined below) for such grade of Product produced by Supplier at its facilities in Coushatta and Natchitoches, Louisiana (collectively, the “Supplier Facilities”), plus (ii) the per pound Annual Capital Charge for Shared Capital Investments (as defined below). An illustrative example of the calculation of Standard Cash Cost, Annual Capital Charge for Shared Capital Investments, and Product Price is set forth on Exhibit D.
(a)Standard Cash Cost. The “Standard Cash Cost” shall be the same as the standard cash cost for Product grade(s) produced by Supplier for its own third party sales after correcting for reasonable and documented differences in yield, throughput (output per hour) and operating cost as illustrated in Exhibit E. On or before [*] of each Contract Year Supplier shall provide to Buyer its calculation of Supplier’s Standard Cash Cost for each Product grade the Buyer requests, and the Parties shall agree in writing on the Standard Cash Cost for each Product grade for the next Contract Year (“Budget Standard Cash Cost”) on or before [*] of each Contract Year.

(b)Shared Capital Investment. Before [*] of each Contract Year during the Term, both parties shall mutually agree on capital investments that are needed in order to supply the Annual Target Volume for the next Contract Year (“Shared Annual Capital Investment Plan”). The Shared Annual Capital Investment Plan for the next Contract Year and changes to such plan shall be subject to mutual agreement of the Parties, with a good faith effort made to ensure such investments are reasonable and cost-effective, recognizing that certain capital investments related to safety, environmental compliance and plant reliability are time sensitive and both Parties shall use good faith efforts to make decisions in a timely manner. Buyer agrees that any objection to Supplier’s proposed Shared Annual Capital Investment Plan or any component thereof shall be based on articulable technical or value engineering reasons and not solely on the basis of cost. An illustration of such investments is set forth in Exhibit F.

(c)Semi-Annual Capital Charge for Shared Capital Investment. The “Semi-Annual Capital Charge for Shared Capital Investments” for each Contract Year is the cost of investments Placed in Service (as such term is defined under GAAP) under the Shared Annual Capital Investment Plan amortized as an annuity over the expected life of such capital assets with interest at a rate equal to [*], divided by the total volume in pounds of Products produced by Supplier for both Parties in such Contract Year. Amounts included within the Semi-Annual Capital Charge will continue to be recovered over the duration of the expected life of such capital assets. The Semi-Annual Capital Charge will be updated on a semi-annual basis on January 1 and July 1, such that items Placed In Service during January through June of a Contract Year will be subject to recovery by Supplier beginning in July of the same Contract Year.

(d)Specific Capital Investments for Buyer Products. During the Term, Buyer may request Supplier to invest in equipment or other capitalized items that are specifically needed to produce and supply only Products to be sold to Buyer hereunder (“Specific Capital Investments”). Supplier shall make good faith efforts to implement such investments. Supplier shall work in good faith with Buyer to design, engineer, install and commission such investments in a timely and cost-effective manner. The “Semi-Annual Capital Charge for Specific Capital Investments” for each Contract Year is the cost of Placed in Service Specific Capital Investments amortized as an annuity over [*] years, with interest at a rate equal to [*]. In addition to the Product Price as defined above, Buyer shall make payments to Supplier for the Semi-Annual Capital Charge for Specific Capital Investments commencing upon successful commissioning of the Specific Capital Investment in equal quarterly payments during each Contract Year, beginning on the half Calendar Year after Placed in Service. Any Specific Capital Investments commissioned prior to the Effective Date will be treated as Placed in Service in Calendar Year 1. To the extent there are outstanding payments due under this paragraph if this agreement is not renewed or is terminated, such payments shall all be due upon such expiration or termination, as further described in Section 5(f) below. See example in Exhibit G.

(e)Mine Closure Costs. Concurrent with the signing of this Agreement, Supplier has agreed to purchase the membership interests in Marshall Mine, LLC pursuant to the Purchase and Sale Agreement dated as of the date hereof and entered into by the parties hereto (the "Mine Purchase Agreement"). Supplier has determined in its sole discretion to cease mining operations and to begin reclamation work at the mine. Buyer shall pay Semi-Annual Capital Charge for Mine Closure Costs per schedule in Exhibit I. The "Semi-Annual Capital Charge for Mine Closure Costs" for each half of each Contract Year shall be amortized and paid as an annuity over [*] years, with interest at a rate equal to [*], as depicted in Exhibit I with an illustrative rate of [*]. For avoidance of any doubt, Buyer’s principal payments for Mine Closure Cost shall not exceed and are as presented in Exhibit I, except (i) for contingency payments caused by Rain delay under Supplier’s contract with North America Coal (“NAC”) (the “NAC Agreement”) and removal of substation, if required, under Panola Harris Utility Contract. Buyer’s payment for both contingencies shall be equal to [*] of the actual cost for both contingencies provided that (i) such payment by Buyer shall not exceed [*] for Rain Delay, (ii) any contingency payment for Rain Delay shall be paid as incurred by Supplier and shall not be amortized and (iii) in the event Supplier recognizes savings greater than [*] in Supplier’s payments to NAC under the NAC Agreement, Buyer shall receive [*] of the savings in excess of [*] as a reduction in outstanding principal payments or, if all payments have been made, a lump sum payment. To the extent there are outstanding payments due under this paragraph if this agreement is not renewed or is terminated, such payments shall all be due upon such expiration or termination, as further described in Section 5(f) below. Buyer shall pay Marshall Mine demobilization costs as presented in Exhibit J. The demobilization costs shall be paid by Buyer within 30 days of receiving notice from Supplier.
(f)Capital Acceleration. Outstanding balances relating to capital investments made by Supplier pursuant to Sections 5(d) and 5(e) above may be accelerated under the following conditions:
(i)Change in Control. “Change in Control” means a transaction or series of transactions (including merger, consolidation, asset sale, or other reorganization) (a “Transaction”) in which more than [*] of the equity securities of Buyer entitled to vote for its board of directors, or more than 50% by book value of Buyer’s North American assets (including joint venture interests) associated with the production of activated carbon (from any feedstock), change ownership directly or by proxy. In the event of a Change in Control, all outstanding balances for investments made as Specific Capital Investments or Mine Closure Costs shall be due in full at the closing of a Transaction.

(g)    Taxes. All prices set in this Agreement are exclusive of taxes. Where relevant, taxes shall be paid by the Party purchasing or receiving the material on which such taxes are levied.

6.Purchase Order. Each delivery of Product hereunder shall be evidenced by the Buyer’s delivery to Supplier of a written purchase order (each, a “Purchase Order”) which shall incorporate by reference this Agreement, subject however to Buyer’s right to deliver a Blanket Purchase Order (as defined below). The Purchase Order shall not modify, alter, change or amend the terms and provisions of this Agreement, and should any conflict result between the terms of the Purchase Order and this Agreement, the terms and provisions of this Agreement shall prevail and shall be binding on the Parties. Purchase Orders shall be issued by Buyer or various affiliates of Buyer (“Affiliates”). In the event a Purchase Order is delivered by an Affiliate, Buyer shall remain liable for payment pursuant to this Agreement. Each Purchase Order submitted by Buyer, in combination with this Agreement, shall become the exclusive agreement between the Parties for the Product ordered therein when accepted by acknowledgment of, or commencement of performance by, Supplier. Buyer or any Affiliate may issue a blanket purchase order (“Blanket Purchase Order”) that sets forth Buyer's or the Affiliate’s anticipated usage of Product for the Contract Year. Throughout such Contract Year, Buyer or the Affiliate may issue written releases (each, a “Release”) authorizing the delivery of the amount of Product set forth in the Release, and the Release shall be deemed a Purchase Order.

7.Logistics.

(a)Monthly Projections. On or before the [*] day of each month, Buyer (and Affiliates) shall provide Supplier with (i) its good faith, rolling twelve-month estimated projection of Buyer’s Product needs, and (ii) its good faith rolling [*] forecast, intended to provide detail needed for executing deliveries. The [*] rolling forecast in (ii) should include product type, quantity, required pick up or ship date and packaging type (bag, bulk trailer or bulk railcar). Supplier acknowledges that monthly projections of Buyer’s needs are non-binding, and subject to change due to circumstances.

(b)Shipment Date. Supplier and Buyer will use their good faith efforts to reach and maintain a mutually acceptable shipment schedule for Product during the Term of this Agreement. All scheduling for Product shipments shall be coordinated by Buyer or individual Affiliates by placing Purchase Orders, Blanket Purchase Orders or Releases with Supplier. Buyer and its Affiliates will advise Supplier on or before the [*] day of each calendar month of the desired shipment schedule for the succeeding month including desired shipment dates. Supplier shall confirm shipment schedule for the succeeding month no later than the [*] day of each calendar month. If Supplier cannot meet Buyer’s shipment dates, Supplier shall promptly propose good faith alternative shipment date(s) during that month, which shall be binding. In the event that Buyer places a last minute order with short lead time, Supplier shall use reasonable commercial efforts to fill the order according to Buyer’s needs.
(c)Failure to Ship. In the event Supplier has failed to ship the Product within [*] business days of the agreed shipment date, and Buyer and Supplier have been unable to mutually agree on an alternative shipping date, Buyer or its Affiliates may cancel that Purchase Order or Release.
(d)Quantities Ordered. Product will be ordered by railcar or truckload (bulk or flexible intermediate bulk container (FIBC)) shipments of approximately [*] and [*] (subject to reasonable variations based on differences in product density), respectively, unless otherwise agreed to in writing.
(e)Weight; Scales. Supplier shall measure and make a binding determination as to the quantity of Product delivered hereunder by weighing each shipment twice, one time empty and one time loaded but both times at the Supplier’s plant facility; the Supplier shall use commercially reasonable efforts to use the method described above to determine quantity shipped. Supplier shall use commercially reasonable efforts to test, calibrate and certify its scales to maintain them at an industry standard rate of scale accuracy. Buyer shall have the right, but not the duty, to witness such testing, calibration and certification of Supplier’s scales and at all times to observe weighing of the Product. If either Party should at any time question the accuracy of the scales, such Party may request a prompt test and adjustment of such scales or weighting system at its expense by a mutually agreed third party.
(f)Specifications. Each grade of Product(s) shall meet the specifications set forth on Exhibit A (the “Specifications”), and Supplier shall provide a Certificate of Analysis (COA) certifying compliance with the Specifications with each shipment.
(g)Alternate Supplier Plant; Third-Party Source. If Supplier is unable to produce or ship Product from the Supplier Facilities as contemplated by this Agreement, then in satisfaction of its obligations hereunder, Supplier may deliver, with prior approval of Buyer (not to be unreasonably withheld, conditioned or delayed), from an alternate Supplier plant or third-party activated carbon source, Product meeting the Specifications. In such event, Supplier will pay up to 100% of the additional transportation cost, such that the cost to Buyer on a delivered basis will be the same as if the Product had been supplied from the Supplier Facilities contemplated by this Agreement.
(h)Packaging Requirements. All Product sold hereunder will be packaged, labeled and shipped in accordance with the Purchase Order, industry standards and all applicable federal, state and local statutes and regulations governing the packaging, labeling and shipment of such Product.

8.Payment and Delivery Terms. Product Prices are quoted on a [*] basis. The term of payment is [*] days from the date of Supplier’s invoice, which Supplier shall issue to Buyer with a copy of the bill of lading when the Product is delivered to the carrier for transportation to Buyer’s facility. In cases where Supplier agrees to deliver Product [*]. For the avoidance of doubt, in Section 7 when the word [*] it shall mean [*].

9.Title and Risk of Loss. Title to and risk of loss and damage to any Product furnished hereunder shall pass from Supplier to Buyer at the same time as risk of loss passes per the applicable incoterm.

10.Right to Audit. Either Party shall have the right to retain an independent auditor to confirm any of product prices, price changes, volumes, capital charges, calculations, quality compliance or other obligations (individually, an “Audited Item”) under this Agreement. For the avoidance of doubt, the largest four international public accounting firms shall be considered independent even if one or both of the Parties utilize the firm for other matters. The cost of such auditor will be at the sole expense of the requesting Party unless a discrepancy in excess of [*] of the Contract Year total for the Audited Item is determined, in which case the cost of the auditor shall be borne solely by the erring party. For the avoidance of doubt, examples of the Contract Year total are the good faith calculations of Annual Target Volume and Standard Cash Costs, as provided by the parties pursuant to Sections 4(a) and 5(a), respectively, or, in the case of capital charges, the actual documented costs of such capital expenditures. The auditor shall report to both Parties its final opinion concerning the matter for which it was retained as well as any amount due from one Party to the other Party. The auditor shall be required to maintain the confidentiality of all information in the audit report.

11.Quality Control and Inspection. The Parties shall each maintain a commercially reasonable quality control system. All Product may be subject to Buyer’s (i) inspection or verification during the period of manufacture, and (ii) inspection or verification prior to shipment. Any such inspections by Buyer occurring at Supplier’s facilities shall take place during normal business hours of Supplier and with reasonable advance notice given by Buyer to Supplier. As between Buyer and Supplier, Buyer shall be responsible for determining the compatibility of the Product with, and the suitability of the Product for use in, Buyer’s processes and by Buyer’s customers.

12.Term; Contract Year. The term of this Agreement shall commence on the Effective Date and end on December 31, 2035, unless renewed as provided in this paragraph (the “Term”). “Contract Year” shall mean each annual period commencing on January 1 and ending on December 31 during the Term. The first Contract Year will be calendar year 2020 and will be a partial year beginning on the Effective Date and ending on December 31, 2020. The final Contract Year shall end at the expiration of the Term. The Term shall be extended for one or more renewal term(s) (each a “Renewal Term”) of ten (10) years each unless either Party provides notice of intention not to renew to the other Party at least three (3) years prior to the end of the then current term, in which case this Agreement shall end at the end of such Term.

13.Breach.
Any of the following shall constitute a breach of this Agreement (“Breach”):
(a)Delivery of Nonconforming Product. Supplier sells Product that does not conform to the applicable Specifications (“Nonconforming Product”), and fails to comply with the provisions of Section 14(a) hereof within ten (10) days of Buyer’s notification to Supplier that Product does not conform to the applicable Specifications.
(b)Failure to Supply Product. Supplier breaches any of its supply obligations under Sections 2, 4, or 20 of this Agreement, and such failure is not remedied within thirty (30) days after delivery of written notice thereof by Buyer to Supplier.
(c)Failure to Purchase Product. Buyer breaches any of its purchase obligations under Sections 2 or 4 of this Agreement, and such failure is not remedied within thirty (30) days after delivery of written notice thereof by Supplier to Buyer.
(d)Failure to Pay. Buyer fails to pay when due any required payment for Product (excluding any disputed invoices or Nonconforming Product), and such failure to pay is not remedied within 15 business days after delivery of written notice thereof by Supplier to Buyer. Interest shall accrue at the rate of [*] per month, beginning on the date written notice is sent by Supplier.
(e)Failure to Comply with Other Obligations. Either Party fails to perform any other material covenant or obligation set forth in this Agreement if such failure is not remedied within 30 days of receipt of notice from the non-breaching Party, or such longer period not to exceed 90 days if the failure is not capable of being cured within such 30-day period with the exercise of reasonable diligence, so long as the breaching Party has commenced and is diligently pursuing a cure during such initial 30-day period.
(f)A Party becomes insolvent, makes an assignment for the benefit of creditors, suffers or permits the appointment of a receiver, trustee in bankruptcy or similar officer for all or parts of its business or assets; or becomes subject to any bankruptcy proceeding under Federal law or any statute of any state relating to insolvency or the protection of rights of creditors.
(g)Either Party has defaulted in the performance of its obligations under the Mine Purchase Agreement, and such default is not remedied within thirty (30) days after delivery of written notice thereof from the non-defaulting Party.
14.Remedies. This section specifies the sole and exclusive remedies for the Breaches detailed in section 13 above. In the event of a breach of this Agreement for which a remedy is not specified, the non-breaching party shall be entitled to remedies available at law or in equity.
(a)Nonconforming Product. If Supplier sells Nonconforming Product, and Buyer, using commercially reasonable efforts, can use such Nonconforming Product, then the Parties shall determine an equitable adjustment to the Product Price for any Nonconforming Product accepted by Buyer. If Buyer reasonably determines in good faith that it is unable to use any Nonconforming Product sold by Supplier, Buyer may reject and hold at Supplier’s expense, subject to Supplier’s disposal, all unusable Nonconforming Product, and Supplier shall promptly replace at Buyer’s choice the rejected Nonconforming Product with conforming Product without additional charge to Buyer or credit the amount Buyer has paid for Nonconforming Product.
(b)Volume Shortfall Payments.
(1)    Absent Force Majeure, in the event Supplier fails to supply up to [*] of the Annual Target Volume during any Contract Year, Supplier shall use reasonable commercial efforts to supply Products to Buyer before supplying itself or any of its other customers. If there continues to be a shortfall of Product from Supplier’s plant, Supplier shall use reasonable commercial efforts to secure Product for Buyer from third parties and supply at Product Price. Absent Force Majeure, if Supplier cannot secure sufficient supply to meet the Annual Target Volume, Supplier shall pay Buyer the positive difference between Buyer’s cost to acquire alternative Product and the Product Price for such Product to be paid within 30 days of receiving invoice from Buyer. Supplier shall have audit rights to review Buyer’s acquisition costs of alternative Product under this Section. Buyer’s payment of any Semi-Annual Capital Charge for Specific Capital Investments and Mine Closure Costs shall be suspended during the period of such supply shortfall, and such payments shall resume once Supplier is meeting its supply obligations.

For avoidance of doubt, the Parties acknowledge that end-user customer needs may change over time and require new product specifications, and that collaboration will be expected and required to develop new and /or modified products to meet those needs. Supplier’s obligation under Section 14(b)(1) to procure third-party Product or pay Buyer’s additional acquisition costs shall be only for situations where Supplier cannot meet its contractual supply obligation for Products that meet Specifications in Exhibit A (as it may be amended from time to time) and not for its inability to produce new or modified products that are not included in Exhibit A at the time of Buyer’s request.

(2)    Absent Force Majeure, in the event Buyer does not purchase at least [*] of the Annual Target Volume in any Contract Year, Supplier may charge Buyer an amount equal to (a) Supplier’s fixed cash costs per pound of Product plus (b) the Semi-

Annual Capital Charge for Shared Capital Investments per pound of Product times the difference between [*] of the Annual Target Volume and the volume actually purchased by Buyer as illustrated in Exhibit H. Buyer shall make such payment within 30 days after the end of each Contract Year.
c.No Consequential Damages, Etc. Except for the remedies set forth in Section 14(b), in no event, and notwithstanding any other provision of this Agreement, shall either Party be liable under this Agreement for any incidental, consequential, punitive, exemplary or special damages or lost revenues or profits of a Party or an Affiliate.
d.Other Claims. Neither party shall have the right to terminate this Agreement before the end of the Term or any Renewal Term except as expressly provided in Section 24, Force Majeure. Any claim for breach of this Agreement for which this Agreement does not provide an express remedy shall be resolved solely as a claim for damages.

15.Product Warranties. Supplier warrants that (a) all Product delivered to Buyer will at the time of delivery conform to the Specifications, (b) it has good title to all Product delivered to Buyer, and (c) all Product delivered to Buyer will not at the time of delivery infringe any patent, trademark or copyright issued by the United States of America, excluding any infringement to the extent due to Supplier's conformance with the Specifications supplied by Buyer or manufacturing methods provided by Buyer. SUPPLIER MAKES NO OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS, IMPLIED, ARISING FROM A COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, WRITTEN OR ORAL, ALL OF WHICH ARE EXPRESSLY DENIED, DECLINED AND WAIVED. WITHOUT LIMITATION, SUPPLIER MAKES NO WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR, EXCEPT AS EXPLICITLY PROVIDED ABOVE IN THIS SECTION 15, NON-INFRINGEMENT. Buyer’s sole and exclusive remedy for breach of the warranties set forth in this Section, and for any other claim with respect to Product, whether delivered or undelivered, and whether such claim is based upon representation, warranty, contract, negligence, tort, strict liability or any other theory, is limited to the remedies specified in Section 14.

16.Compliance With Laws and Operational Discipline.
(a)In performing the obligations under this Agreement, both Parties retain the obligations to, and shall comply in all material respects with, all applicable federal, state and local laws and regulations (including, without limitation, all environmental, health and safety laws) which are in effect during the Term. Supplier retains the sole right and authority to make all decisions with respect to the construction, maintenance and operation of its facilities. Supplier shall prepare and submit all reports that are required by applicable federal, state and local laws and regulations.
(b)Supplier shall be deemed the generator and owner of any hazardous waste generated in connection with its manufacture of the Product(s), and as such, shall be solely and independently responsible for any liabilities caused by such hazardous waste; and shall safely, properly and in compliance with applicable laws, regulations and ordinances, dispose of hazardous waste or arrange for the disposal of hazardous waste in a manner that is safe, proper and in material compliance with applicable laws, regulations and ordinances.
(c)Both Parties will comply with the Federal OSHA “Hazard Communication Standard,” codified as 29 C.F.R. 1910.1200, et seq., and any similar state “right-to-know” laws which are currently in force or may be enacted in the future. Buyer is solely responsible for informing its employees of the chemical hazards associated with any Products or chemicals handled pursuant to this Agreement, and is also responsible for training its employees in the proper methods of handling such products and chemicals.

(d)Each Party shall notify the other within twenty-four (24) hours of any incidents involving the Product(s) utilized or produced under this Agreement and any event that is reasonably likely to significantly impair its ability to perform under this Agreement.
(e)As applicable, Supplier will comply in all material respects with the Contract Work Hours and Safety Standards Act; Walsh-Healey Act; Convict Labor Act; Standard Form 32 (SF32); Buy American Act; Executive Orders 11141, 11246, (as amended), and 11375; the Vietnam Era Veterans Readjustment Assistance Act of 1974; the Rehabilitation Act of 1973; the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Age Discrimination in Employment Act; and all other applicable federal, state and local laws and regulations. This Agreement incorporates by reference the Equal Opportunity clause and all other required clauses under all of the above federal, state and local laws and regulations if applicable. Upon request, Supplier will provide a Certificate of Nonsegregated Facilities to Buyer. Supplier agrees and covenants that none of its employees, or employees of its subcontractors, who provide goods or services pursuant to this Agreement, are unauthorized as defined in the Immigration Reform and Control Act of 1986.
(f)Both parties shall, at all times during the term of this Agreement, comply with the requirements of the U.S. Foreign Corrupt Practices Act and the UK Bribery Law; and shall comply in all respects with the applicable laws of the jurisdictions where the services under this Agreement are being performed, including, but not limited to, the country’s anti-bribery laws.
17.Indemnification.
(a)Supplier shall indemnify and hold Buyer harmless from (i) all claims, liabilities, losses, damages, fines or expenses (collectively, “Claims”) for damages to property, or injury to or death of any person, occurring during the manufacture of the Product(s) [*] including, without limitation, such damages or injury arising from or related to any tortious or negligent act or omission of Supplier or its employees, agents or subcontractors, and (ii) all of Buyer’s reasonable expenses (including reasonable legal fees) of investigating or defending against all of the foregoing Claims; provided, however, that Supplier shall not be required to indemnify Buyer for any Claims to the extent caused by the willful misconduct or gross negligence of Buyer or its Affiliates, or any agents, employees or directors or officers thereof.
(b)Buyer shall indemnify and hold Supplier harmless from (i) all Claims for damages to property, or injury to or death of any person, occurring after title of the Products(s) passes to Buyer or a Buyer Affiliate during the use, storage, disposal, reuse or transportation of Product(s) [*] including, without limitation, such damages or injury arising from or related to any tortious or negligent act or omission of Buyer or an Affiliate or their employees, agents or subcontractors, (ii) all Claims for infringement arising from or related to Products made by Supplier under the Intellectual Property license granted under Section 18(c), and (iii) all of Supplier’s reasonable expenses (including reasonable legal fees) of investigating or defending against all of the foregoing Claims; provided, however, that Buyer shall not be required to indemnify Supplier for any Claims to the extent caused by the willful misconduct or gross negligence of Supplier, or any agents, employees or directors or officers thereof.
(c)Notice; Opportunity to Defend. If any third-party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 17, the Indemnified Party shall, if a claim in respect thereof is to be made under this

Section 17, promptly (and in any event within 15 business days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing (a “Third-Party Claim Notice”); provided, however, that the failure to make timely notice shall not relieve the Indemnifying Party of its obligations under this Section 17 except to the extent the Indemnifying Party is prejudiced by such failure. The Third-Party Claim Notice shall include a description of the Third-Party Claim and copies of all documents evidencing the claim that have been received by the Indemnified Party. The Indemnifying Party will have 20 days from receipt of such Third-Party Claim Notice to determine whether or not the Indemnifying Party will, at its sole cost and expense, defend against such Third-Party Claim. The Indemnified Party may elect to employ its own counsel and participate in such defense or settlement at the Indemnified Party’s own cost and expense. Neither Party shall settle any Third-Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld.
18.Intellectual Property.
(a)“Intellectual Property” means all of the following anywhere in the world and all legal rights, title, or interest in the following arising under equity or law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: all patents and applications for patents whether granted or pending, now or in the future; all semiconductor chip or mask works, industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications; all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, know-how, technology, technical data, trade secrets, manufacturing and production processes and techniques, research and development information, and other proprietary information of every kind; all works of authorship, copyrights, copyright registrations and copyright applications, copyrightable works, and all other corresponding rights; all trade dress and trade names, logos, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing; any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property; and all so-called "moral rights," rights of integrity, rights of paternity, rights of attribution, or other such analogous rights in any of the foregoing.
(b)Each Party owns and retains its Intellectual Property that a Party owns or is otherwise controlled by it and that was made, invented, developed, created, conceived, or reduced to practice by or on behalf of that Party, alone or in conjunction with others, either (a) before the Effective Date; or (b) during the Term of this Agreement but independently from this Agreement. Neither Party grants any rights in Intellectual Property owned or controlled by that Party except to the extent set forth in this Agreement.
(c)Buyer hereby grants to Supplier a non-exclusive, royalty-free, perpetual, irrevocable (except in the case of a material breach by Supplier of this Section 18), transferrable (in accordance with Assignment clause of this Agreement) world-wide right and license to Buyer's Intellectual Property for regarding or relating to the production of lignite-based granular (greater than [*]) activated carbon (“Granular Products”), including without limitation equipment design and fabrication, engineering knowhow to convey, screen and collect, product specifications, analytical and product performance test methods, product application, market and customer information and operating parameters and processing conditions to produce Granular Products. If Supplier uses the aforementioned Buyer licensed Intellectual Property to make sellable Granular Products as a final product and provided that Buyer purchases from Supplier at least [*] of Buyer’s North America GAC requirements for which Supplier can meet Buyer’s product specifications (as determined by Granular Products included in the then-current version of Exhibit A) [*] (the “GAC Requirement”), Supplier shall, for the term of this Agreement and for [*] years after Buyer ceases purchasing Product from Supplier under this Agreement, exclusively sell to Buyer such Granular Products as a final product made using the Buyer Intellectual Property. The exclusivity provision of this license shall terminate and the license shall convert to non-exclusive in the next Calendar Year if Buyer does not purchase the GAC Requirement from Supplier. Notwithstanding the foregoing, nothing herein shall limit Supplier's ability to use the Buyer Intellectual Property to manufacture Granular Products to make other products, without limitation powder products, and sell those products (but not Granular Products) to third parties other than Buyer.
(d)To the extent the Parties collaboratively invent, develop, create, conceive, or reduce to practice Intellectual Property (“Joint IP”), each Party shall jointly own and have equal rights in and to such Joint IP, and hereby assign to each other all rights, title, and interest in and to such Joint IP to the extent such assignment is necessary to vest in each party such joint ownership. Except as set forth in this Agreement, each Party's joint ownership of such Joint IP shall be without restriction and without any obligation of notice, approval, set-off, contribution, revenue sharing, accounting, or compensation of any type, except that to the extent any Joint IP contemplates the manufacture of Granular Products, Supplier may only use such Joint IP within the scope of the license granted in Section 18(c). The Parties each agree to use commercially reasonable efforts to maintain the trade secret status of such Joint IP, including without limitation not to disclose any such Joint IP that qualifies as a trade secret to any third party without requiring that third party to agree to appropriate confidentiality requirements. The Parties agree to reasonably cooperate with each other regarding any patent, copyright, trademark, or other registration either Party wishes to make regarding such Joint IP, and as to third parties, in any defense of challenges to the validity or enforceability of, and prosecution of actions for the infringement or misappropriation actions of, such Joint IP.
19.New Products and Modified Products. During the Term, Buyer may request Supplier to produce new proprietary products other than the then-current Products for Buyer (the “New Products”) or to modify existing Products (the “Modified Products”).
(a)New Products approved by Buyer shall be included in subsequent year calculations of Buyer’s Annual Target Volume, and the specifications of the New Products shall be added to Exhibit A. For greater certainty, if after commercially reasonable negotiations the Parties cannot agree on mutually acceptable terms for Supplier to produce and Buyer to purchase the New Products, demand for these products shall be excluded from Buyer’s Annual Target Volume.
(b)Modified Products may be requested, for example, when a current Product that meets all specifications fails to satisfy Buyer’s customer performance needs (a “Failed Product”). To request a Modified Product, Buyer shall notify Supplier in writing of the specific Failed Product. Supplier and Buyer shall then work together to develop a new Modified Product that meets customer performance needs. During the pendency of Supplier’s efforts to develop the Modified Product, Buyer may procure a product in place of the Failed Product from other sources. Upon notification from Buyer that the Modified Product meets expectations, (i) the specifications of the Modified Product shall be added to Exhibit A, (ii) Buyer shall begin purchases of the Modified Product from Supplier at a price that reasonably accounts for changes between the Failed Product and the Modified Product and cease purchases of replacement product (if any) from any other source, and

(iii) the Modified Product shall be included in subsequent year calculations of Buyer’s Annual Target Volume. If after commercially reasonable time and effort to produce a Modified Product that meets customer performance needs, Supplier cannot produce such Modified Product, demand for the original Failed Product shall be excluded from subsequent years’ Annual Target Volume.
20.Lignite Supply. At Buyer’s option during the Term and for [*] years after any termination of this Agreement, Supplier shall make available to Buyer up to [*] short tons per 12-month period of lignite of the same quality as used in the Supplier Facilities either (i) in the first or second Contract Years, or (ii) in the event Supplier is unable to meet its supply obligations under this Agreement. Buyer’s lignite price delivered to its Marshall, TX Plant shall be the same cost as Supplier pays [*] for lignite for its Supplier Facilities.
21.Joint Development Committee. Each of the Parties have appointed members to a joint development committee (the “JDC”) to oversee the development of the various projects necessary to realize the objectives of this Agreement. A Party may change its representatives from time to time in accordance with this Agreement by written notice to the other Party. The JDC shall meet regularly and as appropriate to fulfill its tasks and objectives according to this Agreement. Each Party shall use reasonable efforts to cause its representatives to attend each meeting, and no Party shall withhold the presence or participation of its representatives to forestall decisions on matters relating to this Agreement. General responsibilities of the JDC will include but not be limited to development and administration of (i) a project schedule with key milestones for any Specific Capital Investments required in order to supply Product to Buyer, (ii) a Product qualification plan and execution of such Plan, and (iii) a volume ramp up and transition plan for the first and second Contract Years.
22.Insurance. Supplier shall provide and maintain in effect during the performance of this Agreement minimum insurance coverage as follows: (a) commercial general liability insurance, including public liability, bodily injury and property damage insurance, with limits of not less than [*] combined single limit per occurrence and [*] annual aggregate and (b) excess or umbrella liability insurance with a combined single limit of not less than [*]. The foregoing coverages shall be primary and shall not require contribution from Buyer.
23.Safety and Health Communications. Buyer shall furnish to all persons Buyer foresees may be exposed to Product (including but not limited to Buyer’s employees, contractors and customers) material safety data sheets that include all legally required health, safety and other hazard communication information on the Product consistent with the Occupational Safety and Health Administration’s Hazard Communications Standard and other applicable laws. Any employees or agents of Supplier or its subcontractors that visit Buyer locations will comply with all safety and health rules and regulations communicated to such visitors, and any employees or agents of Buyer or its Affiliates that visit Supplier’s location will comply with all safety and health rules and regulations communicated to such visitors.
24.Force Majeure.
(a)Definition. “Force Majeure” means an event or circumstance, whether foreseen or unforeseen, which prevents or delays one Party (the “Claiming Party”), in whole or in part, from performing its obligations under this Agreement, which is not within the reasonable control of, or the result of the negligence of, the Claiming Party and which could not be prevented or overcome with the reasonable exercise of due diligence. In furtherance of the definition of Force Majeure, and not in limitation of that definition, Force Majeure shall include each of the following acts or events to the extent consistent with the previous sentence: acts of God, war, insurrection, riots, nuclear disaster, third-party strikes or labor disputes, threats of violence, shortages of labor, material or transportation, fires, explosions, breakdowns or damage to plants and related equipment (including a forced outage or an involuntary extension of a scheduled outage of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), embargoes, judicial orders, acts of civil or military authority, or any legal or regulatory change that would have a sustained and material impact on Supplier’s ability to produce or sell activated carbon at its production facility(ies) or ability to mine coal at the Five Forks Mine. For avoidance of doubt and notwithstanding the foregoing, Force Majeure shall not include, without limitation: (i) a Party’s performance of its obligations hereunder becoming economically unfavorable, (ii) changes in a Party’s financial condition, (iii) changes in market conditions, and (iv) Buyer’s inability to use, dispose of or resell Product purchased hereunder in the ordinary course of its operations.
(b)Force Majeure. If because of Force Majeure, either Party fails to perform any of its obligations under this Agreement (other than the obligation of a Party to pay money), and if such Claiming Party shall promptly give to the other Party written notice of such Force Majeure, then the obligations of the Claiming Party shall be suspended to the extent made necessary by such Force Majeure and during its continuance; provided the Claiming Party shall use reasonable commercial and good faith efforts to eliminate such Force Majeure, insofar as reasonably possible, with a minimum of delay. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the Claiming Party to accede to any demands of workmen, labor unions, suppliers or other parties which the Claiming Party in its reasonable judgment considers unacceptable. Should the situation of the Claiming Party’s suspending its obligations for Force Majeure exceed [*] consecutive days, the other Party may, at its option, terminate this Agreement by written notice to the other Party, and neither Party shall have any further obligations to the other Party hereunder (except to the extent such obligations arose prior to such termination).
25.Confidentiality. Each Party (the “Receiving Party”) shall treat as confidential and proprietary (a) the existence of and contents of this Agreement and (b) all information disclosed by the other Party (the “Disclosing Party”) to the Receiving Party in connection with this Agreement (together, the “Confidential Information”). Confidential Information shall not include: (a) information that enters the public domain other than through the actions of the Receiving Party and without violation of any obligation of confidentiality, (b) information made available to the Receiving Party by third-parties that has become available without violation of any obligation of confidentiality, (c) information that is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information, and (d) was previously known to the Receiving Party. Nothing in this Section 25 shall limit or alter the Intellectual Property rights and licenses granted in this Agreement.

A Receiving Party shall use such Confidential Information only for the purposes of this Agreement and shall not disclose such Confidential Information to any third-party without the prior written consent of the Disclosing Party. Notwithstanding the foregoing, a Receiving Party may make disclosure solely to the extent required in order to comply with any applicable law, order or regulation; provided, such Receiving Party shall give the Disclosing Party reasonable notice in advance of such disclosure and use reasonable efforts to prevent or limit the disclosure, including seeking confidential treatment and cooperating with the Disclosing Party in seeking a restraining order to prevent such disclosure.

Notwithstanding the foregoing, a Receiving Party may disclose Confidential Information to its employees, directors, suppliers, agents, subcontractors and professional advisors (the “Representatives”) solely on a need-to-know basis and shall be responsible for ensuring that its Representatives are aware of the obligations imposed under this Section and for any breach of such obligations by any Representative. The Disclosing Party shall be a third-party beneficiary of any agreement of confidentiality obligating Representatives of the Receiving Party with respect to the Confidential Information. The Parties agree that this Section 25 shall survive the termination of this

Agreement for a period of three years, except that this Section shall survive without time limit for any trade secret information.

The Parties agree and acknowledge that remedies at law would not be an adequate remedy in the event of a breach of the provisions of this Section. Without prejudice to the rights and remedies otherwise available to the Disclosing Party, the Disclosing Party shall be entitled to equitable relief by way of injunction, without bond, if there is a breach or threat of a breach of any of the provisions of this Section by the Receiving Party.
26.Representations. On the Effective Date, each Party represents to the other Party that:
(a)it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;
(b)it has all material regulatory authorizations necessary for it to legally perform its obligations under this Agreement;
(c)the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate (i) any of the terms and conditions in its governing documents, (ii) any material contract to which it is a party, or (iii) any law, rule, regulation or order applicable to it where such violation would reasonably be expected to cause a material adverse effect;
(d)this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms;
(e)it has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement;
(f)it is not bankrupt and there are no bankruptcy proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt;
(g)it has entered into this Agreement in connection with the conduct of its business and will have the capacity and ability to make (in the case of Supplier) or take or pay for (in the case of Buyer) all Product(s) to be delivered pursuant to this Agreement; and
(h)there are no pending or to its actual knowledge threatened legal proceedings against it or any of its affiliates that could materially adversely affect its ability to perform its obligations under this Agreement.
27.Assignment. Neither Party shall assign its rights, or delegate its performance or obligations under this Agreement, except to an Affiliate or to a successor to substantially all of such Party’s activated carbon business, without the express prior written consent of the other Party which shall not be unreasonably conditioned, withheld, or delayed, and any assignment or delegation without such consent shall be void. It is specifically understood that a Party may require reasonable evidence of creditworthiness and financial condition of any assignee as a condition to such consent. Notwithstanding anything herein to the contrary, in the event there is a Change of Control of Buyer, certain outstanding balances on capital charges that would be due in future years shall be accelerated as set forth in Section 5(f)(i).
28.Independent Contractor. The Parties acknowledge that they are independent contractors and not agents, partners or joint venture partners. Neither Party shall have the authority to bind or otherwise obligate the other Party in any manner, nor shall either Party represent to anyone that it has any such right or authority.
29.Severability; Amendment; Waiver; Termination; Etc. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law. No amendment, modification or waiver of any provision set forth herein shall be valid unless in writing and signed by both Parties. A Party’s failure to insist on performance of any of the terms or conditions herein or to exercise any right or privilege hereunder or thereunder, or a Party’s waiver of any breach hereunder or thereunder, shall not thereafter waive any other terms, conditions or privileges, whether of the same or similar type, nor shall any single or partial exercise of any right or privilege hereunder or thereunder preclude any other or further exercise hereof or thereof or the exercise of any other right or privilege. There shall be no third-party beneficiary of this Agreement. The expiration or termination of this Agreement, at the end of the Term, Renewal Term or otherwise (i) shall only terminate the Parties’ purchase and sale obligations hereunder and (ii) shall not relieve any Party from obligations it has incurred prior to such expiration or termination.
30.Applicable Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to its conflicts of law provisions.
31.Dispute Resolution.
Any disputes arising out of or relating to this Agreement, or a Purchase Order or Release issued in connection herewith (singularly or collectively a “Dispute” or “Disputes”), shall be resolved as set forth in this Section.
(a)Step Negotiations. The Parties shall attempt in good faith to promptly resolve any Disputes by negotiation, as follows: Any Party may give the other Party written notice of any Dispute not resolved in the normal course of business (the “Notice of Dispute”). The Notice of Dispute shall set forth in reasonable detail the nature of the dispute and attach supporting documentation if reasonably available. Executives of both Parties at levels at least one level of authority above the personnel who have previously been involved in the Dispute (the “Executives”) shall meet at a mutually acceptable time and place within 10 business days after delivery of the Notice of Dispute, and thereafter as often as they reasonably deem necessary, and may exchange any information they choose to disclose in an attempt to resolve the Dispute (the “Executive Meeting”). If an Executive intends to be accompanied by an attorney at the Executive Meeting, the other Executive shall be given notice at least 3 business days before the meeting of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.
(b)Mediation. In the event that any Dispute has not been resolved within 30 days after issuance of the Notice of Dispute, or if no Executive Meeting has taken place within 21 days after issuance of the Notice of Dispute, either Party may initiate non-binding mediation, administered by the American Arbitration Association (“AAA”). Any Dispute shall be subject to mediation as a condition precedent to litigation. The mediation session shall occur within 30 days after the Party initiating the Dispute issues a written notice to the opposing Party that it desires mediation.
(c)Deliveries to Continue. In the case of any Dispute (including any Dispute which is or may be the subject of mediation), Supplier shall continue to deliver Product(s) pursuant to this Agreement pending final determination of the Dispute, provided (i) that such Product is not, and would not reasonably be expected to be, rejected or the subject of further Dispute, and (ii) Buyer is not in default of its non-disputed payment obligations under this Agreement and continues to make payment in full upon shipment to Supplier for all such Product(s).
32.Notices. Any notice pertaining to this Agreement or a Purchase Order or Release shall be in writing and sent via certified mail (postage prepaid), by commercial overnight courier, or by other means

(including email) if receipt is acknowledged in writing, to the Parties at their addresses set forth below, and shall be effective when received. Either Party may request a change to the notice information below as necessary to keep the information current.

If to Buyer:
Cabot Norit Americas, Inc.
Attention: General Manager
2 Seaport Lane, Suite 1400
Boston, MA 02110
Email: [*]

If to Supplier:
ADA Carbon Solutions (Red River), LLC
Attention: President
8051 E. Maplewood, Suite 210
Greenwood Village, CO 80111
Email: [*]

33.Complete Agreement. This Agreement and the Mine Agreement together set forth the entire understanding of the Parties and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof, including but not limited to, any terms or conditions on any Purchase Order or Release. Any additional or different terms and conditions set forth in any Purchase Order, Release, invoice, Purchase Order acknowledgment or similar writing, or in any electronic data interchange, are objected to by the Parties and will not be binding upon the Parties unless specifically assented to in writing by an authorized agent of Buyer and Supplier.
* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Buyer: Cabot Norit Americas Inc.		Supplier: ADA Carbon Solutions (Red River), LLC

By:	/s/ I.A. Kathawalla	By:	/s/ Greg Marken
Its:	Executive Vice President	Its:	President

EXHIBIT A

[Omitted]

EXHIBIT B

[Omitted]

Exhibit C

[Omitted]

EXHIBIT D

[Omitted]

EXHIBIT E

[Omitted]

EXHIBIT F

[Omitted]

EXHIBIT G

[Omitted]

EXHIBIT H

[Omitted]

EXHIBIT I
Buyer's Semi-Annual Capital Charge for Mine Closure Costs

Invoice Date	Payment w/out Interest	Payment w/ Interest
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
Total	[*]	$10,265,969.00
(*) excludes Rain Delay Contingency (max. $[*] for Buyer) and [*] of cost for removing substation under Panola Harris contract

EXHIBIT J

[Omitted]